September 28, 2018

Clark Fork Trust

218 East Front Street, Suite 205

Missoula, Montana 59802

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Tarkio Fund, a series portfolio of the Clark Fork Trust (the “Trust”) that  is included in Post-Effective Amendment No. 14 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-171178), and Amendment No. 16 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22504), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@Practus.com.

Very truly yours,

/s/  John H. Lively

On behalf of Practus, LLP

JOHN H. LIVELY ● MANAGING PARTNER

11300 Tomahawk Creek Pkwy ● Ste. 310 ● Leawood, KS 66211 ● p: 913.660.0778 ● c: 913.523.6112

Practus, LLP  ●  John.Lively@Practus.com  ●  Practus.com